NEWS FOR IMMEDIATE RELEASE
October 28, 2008
CONTACT: Chadwick J. Byrd
(509) 568 - 7800

Ambassadors Group Reports Results for the Third Quarter of 2008 and Increase in Current Enrolled Revenue for 2009

Spokane, WA. – October 28, 2008

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced $1.29 fully diluted per share earnings for the nine months ended September 30, 2008, a 32 percent decrease over $1.91 fully diluted per share earnings for the same period one year ago. Net income for the nine months ended September 30, 2008 was $25.0 million, compared to $38.5 million for the nine months ended September 30, 2007. For the third quarter, fully diluted per share earnings decreased 38 percent to $0.70 in 2008 from $1.12 in 2007; net income was $13.3 million for the third quarter ended September 30, 2008 in comparison to $22.5 million for the third quarter ended September 30, 2007.

The Company also announced that as of October 26, 2008, it had increased year over year enrolled revenue for future travel in comparison to the same date one year ago. Enrolled revenue as of October 26, 2008 for 2009 travel was $173.0 million relating to its 29,580 net enrolled participants for 2009 travel programs compared to $157.4 million relating to its 30,700 net enrolled participants for 2008 travel programs as of the same date last year. Enrolled revenue consists of estimated gross receipts to be recognized, in the future, upon travel of an enrolled participant. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. The increase in enrolled revenue year over year is due to an increase of participants on higher priced international programs compared to a decline on our lower priced domestic programs.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc. stated, “Through the first three quarters of 2008, we have generated $4.6 million in cash flow, which continues to strengthen our balance sheet. At quarter end, we have $61.8 million in cash and investments, with $37.7 million of that considered deployable cash. Our balance sheet remains debt free. At this point in the year, from a marketing perspective, we are 100% focused on generating enrollments for 2009 travel. We launched our first major marketing campaign for 2009 in late summer and are starting to see some initial results.  As of October 26, we have $173.0 million in “enrolled revenue” compared to $157.4 million one year ago. After a strong start, we have seen enrollments begin to slow as the financial and economic turbulence continues to make daily headlines around the world. We believe the current financial crisis will have an impact on our ongoing marketing efforts and potential future revenues but in the long-term only underlines the importance of our globalized society and the need to experience it firsthand.”

Nine Months Ended September 30, 2008

During the nine months ended September 30, 2008, we have traveled approximately 38,930 delegates, a 22 percent decrease from 49,900 during the nine months ended September 30, 2007. Comparing the nine months ended September 30, 2008 and 2007, gross receipts decreased 19 percent to $214.1 million from $263.8 million, and gross margin decreased 21 percent to $73.2 million from $92.3 million, respectively. Gross margin as a percent of gross receipts was 34 percent and 35 percent during the nine months ended 2008 and 2007, respectively. The decreased gross receipts and gross margin resulted from the decrease in delegates traveling in the first nine months of 2008 compared to the first nine months of 2007, coupled with increased travel costs relating to international air costs and certain programs being delivered at less than optimal capacity.

Operating expenses for the nine months ended September 30, 2008 and 2007 were $38.5 and $38.6 million, respectively. The $0.1 million decrease was due primarily to the net effect of increased marketing expenses toward enrollment meetings for 2009 travel with decreased personnel and overhead expenses from expense management measures. Operating income was $34.7 million and $53.7 million, for the nine months ended September 30, 2008 and 2007, respectively.

Other income was $2.5 million and $3.3 million in the nine months ended September 30, 2008 and 2007, respectively. The decrease in other income is due to lower interest rates on lower average cash and investment balances. Other income consists primarily of interest income generated by cash, cash equivalents and available-for-sale securities.

Quarter Ended September 30, 2008

During the third quarter of 2008, we traveled 17,680 delegates, a 28 percent decrease from 24,475 delegates traveling during the same quarter one year ago. Gross receipts were $101.2 million in the third quarter of 2008 and $134.6 million in the third quarter of 2007. Gross margin decreased 28 percent, to $33.0 million, in the third quarter of 2008 from $46.0 million in the same period of 2007. Gross margin as a percentage of gross receipts decreased to 33 percent in the third quarter of 2008 from 34 percent in the same period of 2007. The decreases in gross receipts and gross margin are due to traveling fewer delegates and increased international air costs. Gross receipts and gross margin in 2008 each include $0.6 million and $0.5 million from BookRags Inc, which we acquired in May 2008.

Operating expenses were $14.1 million and $13.7 million in the third quarters of 2008 and 2007, respectively. The $0.4 million increase was primarily attributable to increased marketing efforts for our 2009 travel programs offset by decreased personnel and overhead costs. Operating income was $18.9 million for the third quarter of 2008, compared to $32.3 million for the third quarter of 2007.

The Company realized other income of $0.7 million in the third quarter of 2008, compared to $1.0 million in the third quarter of 2007. The decrease in other income is due to lower average cash and investment balances and lower interest rates. Other income consists primarily of interest income generated by cash, cash equivalents and available-for-sale securities.

Cash Flow and Balance Sheet

Total assets at September 30, 2008 were $114.7 million, of which 56 percent, or $63.9 million, were cash and investments. Our deployable cash (see definition following the cash flow statement of the press release) was $37.7 million and participant deposits were $22.0 million at the end of the third quarter of 2008.

Cash provided by operations was $8.6 million and $9.4 million during the nine months ended September 30, 2008 and 2007. The decrease in 2008 resulted from the net effect of decreased net income accounts payable, and increased prepaid program costs in 2008. Cash used in investing activities was $1.7 million and cash provided by investing activities was $6.0 million in the corresponding periods primarily due to the acquisition of BookRags during the nine months ended September 30, 2008 in comparison to the net effect of short-term investment purchases and construction of a new facility in 2007.

Cash used in financing activities was $16.1 million and $37.8 million during the nine months ended September 30, 2008 and 2007, respectively, as a net result of $9.9 million and $35.6 million of repurchases of our common stock during the first nine months of 2008 and 2007, respectively. During each nine month period ended September 30, 2008 and 2007, we distributed $6.6 million and $6.7 million in cash dividends to our shareholders, respectively.

The following summarizes our statements of operations for the quarters and the nine months ended September 30, 2008 and 2007 (in thousands, except per share amounts).
	UNAUDITED
	Nine months ended September 30		Quarter ended September 30
	2008	2007	2008	2007
Gross receipts	$214,100	$263,794	$101,183	$134,584
Gross margin	$73,205	$92,266	$33,018	$45,969
Operating expenses:
Selling and marketing	29,606	29,066	11,272	10,185
General and administration	8,913	9,503	2,822	3,479
Total operating expenses	38,519	38,569	14,094	13,664

Operating income	34,686	53,697	18,924	32,305

Other income, net	2,475	3,337	667	1,000
Income before tax	37,161	57,034	19,591	33,305
Income tax provision	12,153	18,565	6,293	10,801
Net income	$25,008	$38,469	$13,298	$22,504

Earnings per share – basic	$1.33	$1.98	$0.72	$1.16

Weighted average shares outstanding – basic	18,798	19,423	18,580	19,394

Earnings per share – diluted	$1.29	$1.91	$0.70	$1.12

Weighted average shares outstanding – diluted	19,320	20,172	19,087	20,125

Gross receipts reflect total payments received by us for directly delivered and non-directly delivered programs, internet content sales, and advertising revenues. Gross receipts, less program pass-through expenses for non-directly delivered programs and cost of sales for directly delivered programs, and content sales constitute our gross margins. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs, however, we organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

Our operations are organized into two operating segments, consisting of (1) educational travel services to students, professionals and athletes through multiple itineraries within four educational and cultural program types and (2) internet research content sales from BookRags. The travel programs have been aggregated as a single reporting segment based on the similarity of their economic characteristics, as well as services provided. The following presents the segment operating performance during the quarter ended September 30, 2008 and total assets as of September 30, 2008, incorporating BookRags into the consolidated financial statements effective May 15, 2008:

	Ambassador Programs and Other	BookRags	Consolidated
Gross margin	$32,478	$540	$33,018
Operating income	18,572	352	18,924
Total assets	104,868	9,835	114,703

For all periods prior to May 15, 2008, our operations were organized in one reporting segment.

The following summarizes our balance sheets as of September 30, 2008, September 30, 2007 and December 31, 2007 (in thousands):

	UNAUDITED
	September 30,		December 31,
	2008	2007	2007
Assets
Cash and cash equivalents	$8,088	$14,382	$17,281
Available-for-sale securities	53,750	71,791	67,713
Foreign currency exchange contracts	—	2,929	3,461
Prepaid program cost and expenses	8,638	6,527	3,624
Accounts receivable	1,598	550	641
Deferred tax asset	1,288	—	—
Total current assets	73,362	96,179	92,720
Property and equipment, net	28,353	27,895	27,454
Available-for-sale securities	2,100	—	—
Deferred tax asset	1,559	1,743	1,338
Intangibles	2,362	—	—
Goodwill and other assets	6,967	171	192
Total assets	$114,703	$125,988	$121,704

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$10,828	$16,810	$5,287
Foreign currency exchange contracts	3,533	—	—
Participants’ deposits	21,976	21,624	42,723
Deferred tax liability	—	705	1,096
Current portion of long-term capital lease, and other	22	199	187
Total current liabilities	36,359	39,338	49,293
Capital lease, long term	—	46	11
Total liabilities	36,359	39,384	49,304
Stockholders’ equity	78,344	86,604	72,400
Total liabilities and stockholders’ equity	$114,703	$125,988	$121,704

The following summarizes our statements of cash flows for the nine months ended September 30, 2008 and 2007 (in thousands):
	UNAUDITED
	Nine months ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$25,008	$38,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,480	1,632
Deferred income tax benefit	(126)	—
Stock-based compensation	1,574	1,450
Excess tax benefit from stock-based compensation	(116)	(2,696)
Gain on sale of assets	(25)	—
Write-down of property and equipment	—	336
Change in assets and liabilities, net of business acquired:
Accounts receivable and other current assets	(653)	(98)
Prepaid program costs and expenses	(5,011)	(2,741)
Accounts payable, accrued expenses, and other current liabilities	6,253	12,128
Participants’ deposits	(20,747)	(39,027)
Net cash provided by operating activities	8,637	9,453
Cash flows from investing activities:
Purchase of property and equipment and other, net	(4,018)	(18,726)
Purchase of intangibles	(95)	—
Net cash paid for acquisition	(9,280)	—
Net change in available-for-sale securities	11,665	24,698
Net cash provided by (used in) investing activities	(1,728)	5,972
Cash flows from financing activities:
Dividend payment to shareholders	(6,609)	(6,712)
Repurchase of common stock	(9,865)	(35,621)
Proceeds from exercise of stock options	395	1,952
Excess tax benefit from stock-based compensation	116	2,696
Capital lease payments and other	(139)	(142)
Net cash used in financing activities	(16,102)	(37,827)
Net decrease in cash and cash equivalents	(9,193)	(22,402)
Cash and cash equivalents, beginning of period	17,281	36,784
Cash and cash equivalents, end of period	$8,088	$14,382

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, current available for sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities.

The following summarizes our deployable cash as of September 30, 2008 and 2007, and December 31, 2007 (in thousands):
	UNAUDITED
	September 30,		December 31,
	2008	2007	2007
Cash, cash equivalents and available-for-sale securities	$61,838	$86,173	$84,994
Prepaid program cost and expenses	8,638	6,527	3,624
Less: Participants’ deposits	(21,976)	(21,624)	(42,723)
Less: Accounts payable / accruals / other liabilities	(10,850)	(17,009)	(5,474)
Deployable cash	$37,650	$54,067	$40,421

Quarterly conference call and webcast

We will host a conference call to discuss third quarter 2008 results of operations on Wednesday, October 29, 2008 at 8:30 a.m. Pacific Time. You may join the call by dialing 800-265-0241 then entering the pass code: Ambassadors Group. Or, you may also join the call via the Internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888-286-8010 with the pass code 38212525 and follow the prompts, or visit www.ambassadorsgroup.com/EPAX. Post-view dial-in access and post-view Webcast access will be available beginning October 29, 2008 at 11:30 a.m. until December 28, 2008.

Business overview

Ambassadors Group, Inc. is a leading educational travel and online educational research organization that organizes and promotes international and domestic travel programs for students, athletes, and professionals, and provides nearly 6 million pages of online content. Our travel programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. Our online content attracts millions of users and advertisers each month. We are headquartered in Spokane, Washington, with associates also in Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10-K filed March 6, 2008 and proxy statement filed April 8, 2008.